UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 14, 2023

Date of Report (Date of the earliest event reported)

Bausch + Lomb Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-41380	98-1613662
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

520 Applewood Crescent

Vaughan, Ontario

Canada L4K 4B4

(Address of Principal Executive Offices)(Zip Code)

(905) 695-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, No Par Value	BLCO	New York Stock Exchange	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On February 15, 2023, Bausch + Lomb Corporation (the “Company”) announced the appointment of Brent Saunders as Chief Executive Officer of the Company, effective March 6, 2023 (the “Transition Date”). Joseph C. Papa will continue serving as Chief Executive Officer and principal executive officer of the Company until the Transition Date. To facilitate an orderly transition, Mr. Saunders will join the Company on February 16, 2023, in an advisory capacity, where he will work closely with Mr. Papa. Concurrent with Mr. Saunders’ appointment as Chief Executive Officer on the Transition Date, and as previously announced, Joseph C. Papa will step down from his roles as Chief Executive Officer and member of the board of directors of the Company (the “Board”). Mr. Papa’s decision to step down from his roles as Chief Executive Officer and member of the Board was not due to any dispute or disagreement with the Company, its management or the Board on any matter relating to the Company’s operations, policies or practices.

Also on February 15, 2023, the Company announced the Board’s appointment of Mr. Saunders to the Board, effective as of the Transition Date, to fill the vacancy that will result following Mr. Papa’s stepping down. Mr. Saunders will also serve as the new Chair of the Board as of that date. Mr. Saunders will not serve on any committees of the Board. Effective upon Mr. Saunders’ appointment as Chair of the Board on the Transition Date, Thomas W. Ross, Sr. will become the Lead Independent Director of the Board. Mr. Saunders will not receive any compensation for his services as Chair or member of the Board.

Mr. Saunders, age 53, has over 25 years of experience in various aspects of health care and has been in leadership roles at several prominent global pharmaceutical and healthcare companies. Since May 2021, Mr. Saunders has served as the chair of the board of directors of The Beauty Health Company, a role he will maintain. Prior to that, he was cofounder and chair of the board of directors of Vesper Healthcare Acquisition Corp. from 2020 to 2021. Prior to that, Mr. Saunders served as chairman (from 2016 to 2020), president and chief executive officer (from 2014 to 2020) of Allergan plc. From 2010 to 2013, he served as the Company’s Chief Executive Officer until it was acquired by Bausch Health Companies Inc. (then known as Valeant Pharmaceuticals, Inc.). Mr. Saunders also currently serves on the boards of directors of Cisco Systems, Inc., BridgeBio Pharma, Inc. and ARS Pharmaceuticals, Inc.

Mr. Saunders was not appointed as Chief Executive Officer of the Company or as a member of the Board pursuant to any arrangement or understanding between him and any other person. There are no family relationships that exist between Mr. Saunders and any directors or executive officers of the Company. In addition, Mr. Saunders is not a party to any related party transaction reportable under Item 404(a) of Regulation S-K.

Employment Agreement

In connection with the foregoing, on February 14, 2023, Mr. Saunders and the Company entered into an Employment Agreement (the “Employment Agreement”), which provides for an initial four-year term that automatically renews for successive one-year periods, unless either the Company or Mr. Saunders provides earlier timely notice not to renew the employment term. Under the Employment Agreement, Mr. Saunders will receive an annual base salary of $1,600,000 and will be eligible to receive an annual cash bonus with a target value of 150% of his base salary for the 2023 and 2024 fiscal years, and 200% of his base salary for the 2025 fiscal year and each fiscal year thereafter. In consideration for the compensation Mr. Saunders will forfeit by no longer providing services to his current employer and other boards of directors, he will also receive a one-time sign-on cash bonus of $6,500,000. Mr. Saunders’ prior years of service with the Company and its affiliates will be recognized for purposes of determining benefits under and service-based compensation of benefit programs and he will be provided with personal use of a Company car and driver and the Company’s aircraft, capped at $150,000 per fiscal year. The Company will provide Mr. Saunders with reasonable office space in Miami, Florida, where he will be primarily based, and use of a corporate apartment in Bridgewater, New Jersey.

The Employment Agreement also provides that, on the first trading day following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Mr. Saunders will be granted the following equity grants: 750,000 performance share units (“PSUs”), 1,318,681 stock options (“Options”) and 375,000 restricted share units (“RSUs”) (collectively, the “2023 Equity Awards”). The RSUs are scheduled to vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The Options are scheduled to vest in equal one-third installments on each of the first three anniversaries of the grant date. The PSUs vest based on the Company’s achievement of absolute share price hurdles, or upon achievement of absolute and relative total shareholder return (TSR) hurdles in relation to the S&P 500 Index. Under each award agreement, vesting will be subject to Mr. Saunders’ continued employment with the Company, except with respect to the termination treatment described below. After 2023, Mr. Saunders will be eligible to receive equity grants on an annual basis with an annual target grant date value determined in the sole discretion of the Compensation Committee of the Board, which will be approximately $14,000,000 for the Company’s 2024 fiscal year.

Under the Employment Agreement, if Mr. Saunders’ employment is terminated by the Company without Cause, due to the Company’s non-renewal of the employment term, or if he resigns for Good Reason (each as defined therein and each, a “Good Leaver Termination”), Mr. Saunders will be entitled to receive his earned but unpaid annual bonus for the year preceding his termination date, a prorated annual bonus for the year of his termination based on actual performance (or, if the Good Leaver Termination occurs within 30 days prior to or 24 months following a change in control (the “Change in Control Period”), based on the greater of actual performance and target performance), a lump sum cash payment equal to two times the sum of his base salary and target bonus (or, if the Good Leaver Termination is during the Change in Control Period, two times the sum of his base salary and the greater of his average annual bonus for the two performance years prior to the year of his termination date and his target bonus), an additional 12 months of vesting credit for any time-vesting equity awards held by Mr. Saunders (other than the 2023 Equity Awards) (or, if the Good Leaver Termination occurs during the Change in Control Period, full vesting of all equity awards, with performance share units vesting at the higher of target and actual performance through the termination date and stock options remaining exercisable for the remainder of their applicable term), full vesting of the 2023 Equity Awards (with the PSUs vesting based on actual performance through his termination date, or, if the Good Leaver Termination is during the Change in Control Period, the greater of actual performance through the termination date and target, and the Options remaining exercisable for the remainder of their term), up to 24 months of COBRA continuation coverage, and two additional years of age or service credit under Company retirement plans, subject to the terms of such plan or program. The severance benefits are subject to his execution and non-revocation of a release of claims against the Company. If Mr. Saunders experiences a termination of employment due to his death or disability, he will be entitled to receive his earned but unpaid annual bonus for the year prior to his termination date and full vesting of the 2023 Equity Awards (with the PSUs vesting based on actual performance through his termination date and the Options remaining exercisable for the remainder of their term).

The Employment Agreement and the applicable award agreements for the 2023 Equity Awards will also include restrictive covenants regarding confidentiality, non-competition and non-solicitation of customers and employees, and the Company’s ownership of intellectual property.

The foregoing is a summary description of certain terms of the Employment Agreement and the award agreements for the 2023 Equity Awards and, by its nature, is incomplete. It is qualified in its entirety by the full text of the Employment Agreement and the award agreements for the 2023 Equity Awards, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 7.01	Regulation FD Disclosure.

On February 15, 2023, the Company issued a press release announcing the foregoing updates. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 and Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated February 15, 2023

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH + LOMB CORPORATION

By:	/s/ Christina Ackermann
Name:	Christina Ackermann
Title:	Executive Vice President, General Counsel

Date: February 15, 2023